EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Post-effective Amendment No. 1 to the Registration Statements (Form S-3 No. 333-65402 and Form S-3 No. 333-67104) and related Prospectus of Sprint Corporation and in Post-effective Amendment No. 1 to the Registration Statements (Form S-3 No. 333-65402-01 and Form S-3 No. 333-67162) and related Prospectus of Sprint Capital Corporation for the remarketing of up to $1.725 billion in debt securities and to the incorporation by reference therein of our report dated February 3, 2004, with respect to the consolidated financial statements and schedule of Sprint Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

Kansas City, Missouri

April 14, 2004